Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

FIRST QUARTER 2019 RESULTS

New York, NY – May 9, 2019 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets, today reported results for the first quarter 2019.

Highlights

•	Net income for the first quarter was $10.9 million, or $0.37 per share, compared to a net loss of $29.3 million, or $1.01 per share, in the first quarter of 2018.
•	Time charter equivalent (TCE) revenues(A) for the first quarter were $94.0 million, compared to $48.8 million in the first quarter of 2018.
•	Adjusted EBITDA(B) for the first quarter was $47.3 million, compared to $6.5 million in the same period of 2018.
•	Cash(C) was $137.2 million as of March 31, 2019; total liquidity was $187.2 million, including $50.0 million undrawn revolver.

“During the first quarter, we generated strong cash flow and earnings, as our significant operating leverage to a strengthening market enabled International Seaways to take advantage of a rate environment that was favorable for the majority of the quarter,” said Lois K. Zabrocky, International Seaways’ president and CEO. “We also further strengthened our balance sheet during the quarter, increasing total liquidity to $187.2 million, $19.5 million higher than at December 31, 2018, and $46.0 million higher than one year ago.”

Ms. Zabrocky continued, “With a sizeable fleet and significant upside to a market recovery in the crude and product tanker sectors, we remain well positioned to capitalize on supportive long-term tanker fundamentals, driven by strong and sustained global oil demand, increasing US gulf exports and a manageable order book. We also continue to expect to benefit from incremental demand for both our crude and product tankers as a result of IMO 2020 low sulfur regulations, which we believe will begin to impact the market in the second half of the year. Along with these positive developments, our disciplined capital allocation strategy, strong corporate governance standards and commitment to provide safe, reliable service to our energy customers puts us in an excellent position to create lasting shareholder value going forward.”

First Quarter 2019 Results

Net income for the first quarter of 2019 was $10.9 million, or $0.37 per diluted share, compared to a net loss of $29.3 million, or $1.01 per diluted share, in the first quarter of 2018. The increased net income in the first quarter of 2019 primarily reflects higher TCE revenues, lower vessel expenses and a $6.6 million decrease in losses on disposal of vessels and other property. These positive factors were partially offset by a $1.3 million provision for credit losses in the Company’s Lightering business, a $5.9 million increase in interest expense and an increase in charter hire expenses, principally attributable to increased activity in the Company’s Lightering business.

Consolidated TCE revenues for the first quarter of 2019 were $94.0 million, compared to $48.8 million in the first quarter of 2018. Shipping revenues for the first quarter of 2019 were $101.9 million, compared to $52.0 million in the first quarter of 2018.

The increase in interest expense in the first quarter of 2019 compared to the first quarter of 2018 was primarily attributable to the impact of debt facilities entered into by the Company during the second quarter of 2018 in connection with the completion of the acquisition of six VLCCs from Euronav NV, and higher average interest rates under the Company’s 2017 Credit Agreement.

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Adjusted EBITDA was $47.3 million for the quarter, compared to $6.5 million in the first quarter of 2018, principally driven by higher daily rates across all the Company’s fleet sectors.

Crude Tankers

TCE revenues for the Crude Tankers segment were $72.6 million for the quarter compared to $29.2 million in the first quarter of 2018. This increase primarily resulted from the impact of higher average blended rates in the VLCC, Suezmax, Aframax and Panamax sectors, with spots rates climbing to approximately $32,000, $28,900, $20,900 and $17,600 per day, respectively, increasing TCE revenues by approximately $28.8 million in the aggregate compared to the first quarter of 2018. Increased activity in the Crude Tankers Lightering business generated an additional TCE revenue increase of $13.1 million. In addition, the impact of increased revenue days in the VLCC sector accounted for an increase of $5.2 million and reflected the acquisitions of one 2015-built and five 2016-built VLCCs, which were delivered to the Company in June 2018, partially offset by the disposals of two older VLCCs in 2018. The balance of the increase was substantially attributable to higher activity in the Company’s Lightering business in the 2019 quarter compared with the first quarter of 2018. Partially offsetting the TCE revenue increases was a $3.8 million decrease in TCE revenues due to a 355-day reduction in Aframax and Panamax revenue days, which was driven primarily by the sale of two 2001-built Aframaxes and a 2002-built Panamax in 2018. Shipping revenues for the Crude Tankers segment were $80.4 million for the quarter compared to $32.4 million in the first quarter of 2018.

Excluding depreciation and amortization, the provision for credit losses and general and administrative expenses, operating income for the Crude Tankers Lightering business was $4.2 million for the first quarter of 2019 compared to $0.1 million for the first quarter of 2018 and $4.2 million for the fourth quarter of 2018. The increase in the current quarter’s operating income as compared to prior year’s period primarily reflects a higher volume of full service and service support only lighterings in the current period. Increased U.S. exports will likely continue to require transshipment during 2019, regardless of the eventuality of any deep-water terminals. Because of the increased level of activity in the Crude Tankers Lightering business over the last three quarters and positive near-term prospects, the Company withdrew a 2002-built Aframax from the pool in which it was operating in March 2019 and is now employing it in the Lightering business.

Product Carriers

TCE revenues for the Product Carriers segment were $21.4 million for the quarter, compared to $19.6 million in the first quarter of 2018. This increase primarily resulted from the impact of higher average daily blended rates earned by the LR1, LR2 and MR fleets, with spot rates rising to approximately $24,000, $22,100 and $13,500 per day, respectively, increasing TCE revenues by approximately $7.1 million in the aggregate compared to the first quarter of 2018. This was partially offset by the impact of a decline in revenue days in the MR sector accounting for $5.1 million, arising primarily as a result of the sales of five older MRs in 2018 and the redelivery of two MRs to their owners during the second quarter of 2018 at the expiry of their respective bareboat charters. Shipping revenues for the Product Carriers segment were $21.5 million for the quarter, compared to $19.6 million in the first quarter of 2018.

Share Repurchase Reauthorization

On March 5, 2019, the Company’s Board of Directors reauthorized the Company’s $30 million share repurchase program for a 24-month period. The amount and timing of any repurchases made under the stock repurchase program will depend on a variety of factors, including market conditions and available liquidity. The stock repurchase program does not obligate the Company to repurchase any dollar amount or number of shares of common stock and the program may be suspended or discontinued at any time.

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Conference Call

The Company will host a conference call to discuss its first quarter 2019 results at 9:00 a.m. Eastern Time (“ET”) on Thursday, May 9, 2019.

To access the call, participants should dial (855) 940-9471 for domestic callers and (412) 317-5211 for international callers. Please dial in ten minutes prior to the start of the call.

A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at http://www.intlseas.com.

An audio replay of the conference call will be available starting at 12:00 p.m. ET on Thursday, May 9, 2019 through 11:59 p.m. ET on Thursday, May 16, 2019 by dialing (877) 344-7529 for domestic callers and (412) 317-0088 for international callers, and entering Access Code 10131143.

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 48 vessels as of December 31, 2018, including 13 VLCCs, two Suezmaxes, six Aframaxes/LR2s, 11 Panamaxes/LR1s and 10 MR tankers. Through joint ventures, it has ownership interests in four liquefied natural gas carriers and two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s plans to issue dividends, its prospects, including statements regarding vessel acquisitions, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2018 for the Company, the Quarterly Report on Form 10-Q for the quarter ending March 31, 2019, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

David Siever, International Seaways, Inc.

(212) 578-1635

dsiever@intlseas.com

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Consolidated Statements of Operations
($ in thousands, except per share amounts)
	Three Months Ended
	March 31,
	2019	2018
	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$67,637	$35,514
Time and bareboat charter revenues	5,520	7,913
Voyage charter revenues	28,717	8,551
Total Shipping Revenues	101,874	51,978

Operating Expenses:
Voyage expenses	7,845	3,177
Vessel expenses	30,538	36,658
Charter hire expenses	17,185	8,623
Depreciation and amortization	18,929	17,624
General and administrative	6,773	6,029
Provision for credit losses	1,298	-
Third-party debt modification fees	30	-
(Gain)/loss on disposal of vessels and other property	(48)	6,573
Total operating expenses	82,550	78,684
Income/(loss) from vessel operations	19,324	(26,706)
Equity in income of affiliated companies	8,070	8,340
Operating income/(loss)	27,394	(18,366)
Other income	1,036	679
Income/(loss) before interest expense and income taxes	28,430	(17,687)
Interest expense	(17,533)	(11,621)
Income/(loss) before income taxes	10,897	(29,308)
Income tax provision	-	(8)
Net income/(loss)	$10,897	$(29,316)

Weighted Average Number of Common Shares Outstanding:
Basic	29,181,233	29,106,180
Diluted	29,223,187	29,106,180

Per Share Amounts:
Basic and diluted net income/(loss) per share	$0.37	$(1.01)

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Consolidated Balance Sheets
($ in thousands)
	March 31,	December 31,
	2019	2018
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$79,537	$58,313
Voyage receivables	95,818	94,623
Other receivables	3,872	5,246
Inventories	4,122	3,066
Prepaid expenses and other current assets	9,008	5,912
Current portion of derivative asset	151	460
Total Current Assets	192,508	167,620

Restricted Cash	57,618	59,331
Vessels and other property, less accumulated depreciation	1,320,642	1,330,795
Deferred drydock expenditures, net	19,114	16,773
Total Vessels, Deferred Drydock and Other Property	1,339,756	1,347,568
Investments in and advances to affiliated companies	267,518	268,322
Long-term derivative asset	104	704
Operating lease right-of-use assets	30,570	-
Other assets	2,996	5,056
Total Assets	$1,891,070	$1,848,601

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$33,234	$23,008
Current portion of operating lease liabilities	8,348	-
Current installments of long-term debt	57,680	51,555
Current portion of derivative liability	1,188	707
Total Current Liabilities	100,450	75,270
Long-term operating lease liabilities	19,512	-
Long-term debt	747,955	759,112
Long-term derivative liability	2,862	1,922
Other liabilities	2,304	2,442
Total Liabilities	873,083	838,746

Equity:
Total Equity	1,017,987	1,009,855
Total Liabilities and Equity	$1,891,070	$1,848,601

On January 1, 2019, the Company adopted the provisions of ASU 2016-02, Leases (ASC 842), using the modified retrospective transition approach. Accordingly, the condensed consolidated balance sheet as of March 31, 2019 reflects right of use assets of $30,570 and corresponding lease liabilities aggregating $27,860. The adoption of this new standard did not have an impact on our lease expenses for the three months ended March 31, 2019.

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Consolidated Statements of Cash Flows
($ in thousands)
	Three Months Ended March 31,
	2019	2018
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net Income/(loss)	$10,897	$(29,316)
Items included in net income/(loss) not affecting cash flows:
Depreciation and amortization	18,929	17,624
Amortization of debt discount and other deferred financing costs	1,765	1,250
Stock compensation, non-cash	761	629
Earnings of affiliated companies	(8,452)	(8,425)
Other – net	36	-
Items included in net income/(loss) related to investing and financing activities:
(Gain)/loss on disposal of vessels and other property, net	(48)	6,573
Cash distributions from affiliated companies	2,050	6,212
Payments for drydocking	(4,438)	(1,249)
Insurance claims proceeds related to vessel operations	555	1,061
Changes in operating assets and liabilities	1,936	1,187
Net cash provided by/(used in) operating activities	23,991	(4,454)
Cash Flows from Investing Activities:
Expenditures for vessels and vessel improvements	(2,962)	(1,911)
Proceeds from disposal of vessels and other property, net	(82)	57,430
Expenditures for other property	(208)	(126)
Investments in and advances to affiliated companies, net	478	869
Repayments of advances from affiliated companies	5,450	2,488
Net cash provided by/(used in) investing activities	2,676	58,750
Cash Flows from Financing Activities:
Payments on debt	(6,764)	(33,438)
Cash paid to tax authority upon vesting of stock-based compensation	(149)	(278)
Other – net	(243)	-
Net cash used in financing activities	(7,156)	(33,716)
Net increase in cash, cash equivalents and restricted cash	19,511	20,580
Cash, cash equivalents and restricted cash at beginning of year	117,644	70,606
Cash, cash equivalents and restricted cash at end of period	$137,155	$91,186

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Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended March 31, 2019 and the comparable period of 2018. Revenue days in the quarter ended March 31, 2019 totaled 3,548 compared with 4,066 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release. The information in these tables excludes commercial pool fees/commissions averaging approximately $617 and $571 per day for the three months ended March 31, 2019 and 2018, respectively.

	Three Months Ended March 31, 2019			Three Months Ended March 31, 2018
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
ULCC
Average TCE Rate	$-	$-		$-	$-
Number of Revenue Days	-	-	-	90	-	90
VLCC
Average TCE Rate	$31,993	$-		$12,926	$13,085
Number of Revenue Days	1,134	-	1,134	617	89	706
Suezmax
Average TCE Rate	$28,935	$-		$14,927	$-
Number of Revenue Days	180	-	180	180	-	180
Aframax
Average TCE Rate	$20,905	$-		$9,955	$-
Number of Revenue Days	398	-	398	554	-	554
Panamax
Average TCE Rate	$17,558	$12,313		$12,691	$11,562
Number of Revenue Days	73	445	518	180	537	717
Total Crude Tankers Revenue Days	1,785	445	2,230	1,621	626	2,247

Product Carriers
LR2
Average TCE Rate	$22,090	$-		$13,911	$-
Number of Revenue Days	90	-	90	90	-	90
LR1
Average TCE Rate	$24,017	$-		$11,639	$-
Number of Revenue Days	339	-	339	354	-	354
MR
Average TCE Rate	$13,462	$-		$11,235	$5,294
Number of Revenue Days	889	-	889	1,285	90	1,375
Total Product Carriers Revenue Days	1,318	-	1,318	1,729	90	1,819
Total Revenue Days	3,103	445	3,548	3,350	716	4,066

Revenue days in the above table exclude days related to full service lighterings and days for which recoveries were recorded under the Company’s loss of hire insurance policies.

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Fleet Information

As of March 31, 2019, INSW’s owned and operated 48 vessels, 36 of which were owned, 6 of which were chartered in, and 6 were held through joint venture partnerships (2 FSO and 4 LNG vessels)

	Vessels Owned		Vessels Chartered-in		Total at March 31, 2019
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	-	-	2	1.0	864,046
VLCC	13	13.0	-	-	13	13.0	3,950,110
Suezmax	2	2.0	-	-	2	2.0	316,864
Aframax	3	3.0	2	2.0	5	5.0	562,943
Panamax	7	7.0	-	-	7	7.0	487,490
Crude Tankers	27	26.0	2	2.0	29	28.0	6,181,453

LR2	1	1.00	-	-	1	1.0	109,999
LR1	4	4.00	-	-	4	4.0	297,710
MR	6	6.00	4	4.0	10	10.0	498,471
Product Carriers	11	11.00	4	4.0	15	15.0	906,180

Total Crude Tanker & Product Carrier Operating Fleet	38	37.0	6	6.0	44	43.0	7,087,633
LNG Fleet	4	2.0	-	-	4	2.0	864,800 cbm
							7,087,633
							and
Total Operating Fleet	42	39.0	6	6.0	48	45.0	864,800 cbm

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

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(A) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended March 31,
($ in thousands)	2019	2018
Time charter equivalent revenues	$94,029	$48,801
Add: Voyage expenses	7,845	3,177
Shipping revenues	$101,874	$51,978

(B) EBITDA and Adjusted EBITDA

EBITDA represents net (loss)/income before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income/(loss) as reflected in the consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended March 31,
($ in thousands)	2019	2018
Net income/(loss)	$10,897	$(29,316)
Income tax provision	-	8
Interest expense	17,533	11,621
Depreciation and amortization	18,929	17,624
EBITDA	47,359	(63)
Third-party debt modification fees and costs
associated with repurchase of debt	30	-
(Gain(/loss on disposal of vessels and other property	(48)	6,573
Adjusted EBITDA	$47,341	$6,510

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(C) Total Cash

	March 31,	December 31,
($ in thousands)	2019	2018
Cash and cash equivalents	$79,537	$58,313
Restricted cash	57,618	59,331
Total Cash	$137,155	$117,644

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